Exhibit 99.1

Union Pacific Names Craig Richardson Executive Vice President, Chief Legal Officer and Corporate Secretary

FOR IMMEDIATE RELEASE

OMAHA, Neb., December 8, 2020 – Union Pacific today named Craig Richardson executive vice president, chief legal officer and corporate secretary. Richardson is responsible for overseeing all aspects of the company’s legal affairs, including commercial transactions and litigation, regulatory matters, labor and employment. Richardson also supervises the railroad’s compliance and ethics program, and risk management initiatives, including Union Pacific’s police department. He succeeds Rhonda Ferguson, who served as executive vice president, chief legal officer and corporate secretary.

Richardson most recently served as vice president of commercial and regulatory law. He’s also held the position of associate general counsel.

"Craig has provided critical leadership, guiding us through sensitive and complex legal matters with insight, sound judgment and clarity," said Chairman, President and CEO Lance Fritz. "He is a superior partner and counselor and has the expertise we need during this time of unprecedented change within our nation and company."

Richardson’s experience spans commercial and regulatory litigation, including oil and gas, environmental, and antitrust law, as well as all aspects of multi-jurisdictional permitting of global energy infrastructure. For nearly a decade, he served as the Chief Legal Officer of El Paso Corporation’s Pipeline Group, the largest network of interstate natural gas pipelines in North America, delivering over 30% of the natural gas consumed in the United States. He was responsible for all legal matters nationwide, waging successful litigation in executing El Paso’s $8 billion portfolio of crucial additions to national energy infrastructure from California to New York.

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at .

Union Pacific Media Contact: Raquel Espinoza at 402-544-5034 or respinoza@up.com

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